Exhibit 10.2

EMPLOYMENT AGREEMENT

BETWEEN

KORN/FERRY INTERNATIONAL

AND

ROBERT ROZEK

TABLE OF CONTENTS

		Page
1.	Employment.	3
2.	Term.	3
3.	Position, Duties and Responsibilities.	3
4.	Compensation.	3
	(a) Base Salary.	3
	(b) Annual Cash Incentive Award.	4
	(c) Long-Term Incentive Program.	4
	(d) Sign-On Bonus.	5
5.	Employee Benefit Programs and Perquisites.	6
	(a) General.	6
	(b) Reimbursement of Business Expenses; Car Allowance.	6
	(c) Conditions of Employment.	6
	(d) Relocation Benefits.	6
6.	Termination of Employment.	6
	(a) Death; Disability.	6
	(b) Termination by the Company for Cause or Voluntary Termination by Executive.	7
	(c) Termination by the Company Without Cause or by Executive for Good Reason Within 12 Months After the Start Date.	7
	(d) Termination by the Company Without Cause or by Executive for Good Reason Prior to Change in Control or More Than 12 Months After a Change in Control.	8
	(e) Following a Change in Control, Termination by the Company Without Cause or by Executive for Good Reason.	9
	(f) Termination by the Company upon Expiration of the Term.	10
	(g) Other Programs.	11
	(h) Conditions to Receipt of Benefits Under Section 6.	11
	(i) Certain Definitions.	12
7.	Section 409A Compliance.	13
	(a) General.	13
	(b) Reimbursements.	13
	(c) Exemptions.	14
8.	No Mitigation; No Offset.	14
9.	Confidential Information; Cooperation with Regard to Litigation.	14
	(a) Nondisclosure of Confidential Information.	14
	(b) Definition of Confidential Information.	15
	(c) Cooperation in Litigation.	15
10.	Nonsolicitation.	15
11.	Remedies.	15
12.	Resolution of Disputes.	16
13.	Indemnification.	16
	(a) Company Indemnity and Insurance.	16
	(b) No Presumption Regarding Standard of Conduct.	17
	(c) Liability Insurance.	17
14.	Expenses of Counsel for Executive.	17
15.	Assignment; Binding Nature.	17
16.	Representations.	17

17.	Entire Agreement.	17
18.	Amendment or Waiver.	17
19.	Severability.	18
20.	Survivorship.	18
21.	Governing Law.	18
22.	Counterparts and Facsimile.	18
23.	Notices.	18

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of February 6, 2012, by and between KORN/FERRY INTERNATIONAL, a Delaware corporation with its principal offices in Los Angeles, California (the “Company”), and ROBERT ROZEK, an individual (the “Executive”) and will, subject to Section 2, become effective on the Start Date.

1. Employment. Subject to Section 2, the Company agrees to employ Executive and Executive agrees to be employed by the Company upon the terms and conditions set forth in this Agreement.

2. Term. Subject to the satisfactory completion (in the Company’s sole determination) of the Company’s background screening process of the Executive, the initial term of Executive’s employment under this Agreement will begin on a date mutually agreed upon by the Company and Executive (the “Start Date”), which date shall be no later than February 25, 2012, and end on April 30, 2015 (the “Term”). Following the expiration of the initial Term, the Term will automatically renew for successive terms of one year each unless either Executive or the Company notify the other in writing of intent not to renew, no less than ninety (90) days prior to the expiration of the initial or subsequent Term. The Executive’s employment shall be on an at-will basis and, notwithstanding anything in this Section 2 to the contrary contained herein, the Company may terminate the Term and Executive’s employment, with or without Cause, for any reason or no reason and with, or without advance notice, and Executive may terminate the Term and his employment at any time, for any or no reason, with or without Good Reason upon thirty (30) days advance written notice to the Company, subject to compliance with this Agreement.

3. Position, Duties and Responsibilities. Executive will serve as Executive Vice President and Chief Financial Officer with duties and responsibilities customary to such offices and shall report to the Company’s Chief Executive Officer (the “CEO”). At the request of the CEO, Executive will serve as an officer or director of the Company’s subsidiaries and other affiliates without additional compensation. Executive will devote substantially all of Executive’s business time and attention to the performance of Executive’s obligations, duties and responsibilities under this Agreement. Subject to Company policies applicable to senior executives generally, and with the specific approval of the Company’s Chief Executive Officer, Executive may engage in personal, charitable, professional and investment activities, including serving on the board of directors of other companies or entities, to the extent such activities do not conflict or interfere with Executive’s obligations to, or Executive’s ability to perform the normal duties and functions of Executive pursuant to this Agreement.

4. Compensation. In consideration of Executive’s services to the Company pursuant to this Agreement, Executive’s compensation during the Term shall be as follows:

(a) Base Salary. Executive shall be entitled to receive a base salary of $39,583.33 per month (his “Base Salary”) ($475,000 on an annualized basis, his “Annual Base Salary”), paid in accordance with the Company’s regular payroll practices. The Board and/or the Compensation Committee of the Board (the “Compensation Committee”), acting in its discretion, may increase Executive’s Base Salary at any time, but such Base Salary may not be decreased unless the Board and/or the Compensation Committee implements an across-the-board reduction in compensation for all “named executive officers” of the Company (as defined under Item 402 of Regulation S-K and to the extent employed by the Company at that time), in which case Executive’s compensation shall be ratably reduced, provided, however, that no such across-the-board reduction instituted within twelve (12) months of the Start Date shall be applicable to Executive.

(b) Annual Cash Incentive Award. Executive will participate in the Company’s annual cash incentive plan established for senior executives with an annual target cash award equal to 100% of the Annual Base Salary, with the ability to earn up to a maximum cash award equal to 200% of the Annual Base Salary. Executive’s annual cash incentive award will be payable at such time as annual cash incentive awards are paid to executive officers generally, but not later than 120 days after the end of the fiscal year for which such award is earned. The annual performance targets for the cash award shall be set by the Board and/or the Compensation Committee. Notwithstanding anything herein to the contrary, for the first year of his employment, Executive will receive a guaranteed cash incentive award of no less than $275,000 (the “Guaranteed Bonus”), which amount will be paid in twelve (12) equal semi-monthly installments following the Start Date, with each installment contingent upon Executive’s continued active and full-time employment as of each such installment date. Should Executive’s actual annual cash incentive award for either FY2012 or FY 2013 exceed the portion of the Guaranteed Bonus paid in such fiscal year, the additional amount shall be paid as set forth in the second sentence of this Section 4(b).

(c) Long-Term Incentive Program. Executive may, from time to time, be awarded, subject to the approval of the Board and/or the Compensation Committee, equity incentives with respect to shares of the Company’s common stock and/or participate such other long-term incentive compensation program(s) as the Company may maintain for its executive officers. Such annual equity incentives shall be awarded at the same time annual equity grants are awarded to the Company’s other executive officers, beginning with grants attributable to performance for the firm’s 2012 fiscal year The terms of Executive’s participation in such long-term incentive compensation program(s) shall be determined by the Board and/or the Compensation Committee, and shall be consistent with the terms of this Section 4(c).

(1) Executive shall be entitled to receive a one-time restricted stock unit award, subject to the approval by the Board and /or Compensation Committee, covering a number of shares having a value on the grant date of the award (as determined by the Board and/or the Compensation Committee) equal to $1,050,000. Such restricted stock unit award will vest in four equal annual installments on the 1st, 2nd, 3rd and 4th anniversaries of the date of the grant thereof, subject to Executive’s continuous active full-time employment with the Company through each vesting date. The date of grant of the award will be the later of the Start Date or the date the award is approved by the Board and /or Compensation Committee. All other terms of the award shall be determined by the Board and/or the Compensation Committee.

(2) At the same time awards are made to the Company’s other executive officers with respect to performance for the Company’s 2012 fiscal year, Executive shall be eligible to receive a grant of restricted stock or restricted stock units, covering a number of shares having a value on the grant date of the award (as determined by the Board and/or the

Compensation Committee) equal to 50% of the Annual Base Salary. Such grant will vest in four installments on the 1st, 2nd, 3rd, and 4th anniversaries of the date of the grant thereof, subject to Executive’s continuous employment with the Company through each vesting date. All other terms of the award shall be determined by the Board and/or the Compensation Committee.

(3) At the same time awards are made to the Company’s other executive officers with respect to performance for the Company’s 2012 fiscal year, Executive shall be eligible to receive an award of restricted stock units subject to performance-based vesting criteria (“Performance Shares”), covering a number of shares with a value on the grant date of the award (as determined by the Board and/or the Compensation Committee) at target performance equal to 50% of the Annual Base Salary, which Performance Shares will be earned at the end of, and based on the Company’s performance during, a performance period of 3 years (the “Performance Period”) and subject to Executive’s continuous employment with the Company through the vesting date. All other terms of the award shall be determined by the Board and/or the Compensation Committee and shall be consistent with the terms and conditions of the performance shares, if any, granted to the Company’s CEO for the same Performance Period.

(4) Beginning with the Company’s 2013 fiscal year, the Compensation Committee shall have the discretion to change the form and/or mix of long-term compensation awards Executive is eligible to receive (which may include time and/or performance-based equity awards and/or a long-term performance-based cash incentive program); provided, however, that (i) Executive’s aggregate annual target long-term incentive opportunity (under all such plans/programs taken together and based upon the amount that could be realized if the target level of performance is achieved) is equal to 100% of the Annual Base Salary or (ii) such plans/programs provide Executive with an equivalent long-term incentive opportunity (as determined by the Compensation Committee in its sole discretion). All other terms of the award shall be determined by the Board and/or the Compensation Committee and shall be consistent with the terms and conditions of the performance shares, if any, granted to the Company’s other executive officers generally for the same Performance Period.

(d) Sign-On Bonus. Executive shall be paid a lump sum sign-on bonus payment of up to a gross amount of $628,000 (the “Sign-On Bonus”) (the ultimate amount of which shall be determined by the amount Executive actually pays, if anything, to discharge and cancel any principal amount due on a promissory note with his immediately preceding employer), which Sign-On Bonus shall be paid promptly upon notice from Executive to the Company of the actual amount Executive is required to pay to his immediately preceding employer, and which Sign-On Bonus Executive shall only be required to repay to the Company (x) in full within 30 days following Executive’s termination of employment with the Company under the circumstance described in Section 6(b) below prior to the first anniversary of the Start Date, (y) with respect to 66.6% of the gross amount thereof within 30 days following Executive’s termination of employment with the Company under the circumstance described in Section 6(b) below on or after the first anniversary of the Start Date and prior to the second anniversary of the Start Date, (z) with respect to 33.3% of the gross amount thereof within 30 days following Executive’s termination of employment with the Company under the circumstance described in Section 6(b) below on or after the second anniversary of the Start Date and prior to the third anniversary of the Start Date.

5. Employee Benefit Programs and Perquisites.

(a) General. Executive will be eligible to participate in such employee benefit plans, arrangements and programs maintained by the Company from time to time for the benefit of its senior executives generally, including four weeks paid vacation and three weeks paid sick leave.

(b) Reimbursement of Business Expenses; Car Allowance. Executive is authorized to incur and be reimbursed for reasonable expenses in accordance with the Company’s written policy in carrying out Executive’s duties and responsibilities under this Agreement. . All reimbursements provided under this Agreement shall be subject to the conditions set forth in Section 7(b).

The Company shall pay to Executive a car allowance of $450 per month.

(c) Conditions of Employment. Executive’s place of employment will be at the Company’s corporate headquarters currently in Los Angeles, California, subject to the need for reasonable business travel.

(d) Relocation Benefits. The Company will either pay directly to a third party or reimburse Executive for the following: (1) packing/moving Executive’s household goods and cars from his current residence to Los Angeles, California; (2) one-way business class air travel for Executive and his spouse and children for their trip from his current residence to Los Angeles, California; (3) two house-hunting trips for Executive and his spouse from his current residence to Los Angeles, including round-trip business class air travel, hotel, rental car and reasonable other expenses; (4) reasonable temporary housing expenses in Los Angeles until Executive’s current residence is sold or, if earlier, until June 30, 2012; and (5) reimbursement of up to $100,000 actual expenses incurred to terminate Executive’s home lease in New York, subject to Executive’s providing the Company reasonable supporting documentation. All amounts payable to Executive under this Section 5(d) that constitute taxable income to Executive shall be reimbursed as soon as practicable after Executive incurs such expense and submits reasonable supporting documentation thereof (which shall be submitted within ninety (90) days of the incurrence of the expense), but in no event later than the end of the calendar year next following the date the expense was incurred.

6. Termination of Employment.

(a) Death; Disability. If Executive’s employment with the Company terminates by reason of Executive’s death or of Executive’s Disability, then the Company will pay to Executive’s estate Executive’s Accrued Compensation within 30 days after the Executive’s termination (with the payment date during such 30 day period to be determined by the Company in its sole discretion), and all outstanding equity incentive awards held by Executive (but expressly excluding any Performance Shares and Executive’s benefits, if any, under the Executive Capital Accumulation Plan) at the time of Executive’s death will become fully vested and, to the extent applicable, shall remain exercisable until the earlier of (A) the date that is two (2) years after the date of Executive’s death or (B) its originally scheduled expiration date, but no earlier than one year after the Executive’s death. Additionally, Executive’s estate shall be entitled to a pro rata portion of Executive’s target annual cash incentive award established for the fiscal year in which Executive’s employment terminates due to death (based on the proportion that the number of days of Executive’s actual service to the Company during such fiscal year bears to the number of days in such fiscal year). Executive’s estate shall also be entitled to receive the number of Performance Shares that would have been earned if Executive had served the Company for the entire Performance Period and the Company’s performance during such period had been the target performance for the Performance Period. To the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) after Executive’s death pursuant to COBRA, the Company will provide reimbursement of COBRA coverage premiums in accordance with the provisions of Section 7 paid by Executive’s covered dependent(s) so that such covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company, for as long as such coverage is required to be made available under COBRA. Additionally, following such termination of employment, Executive shall not be required to repay the Sign On Bonus.

(b) Termination by the Company for Cause or Voluntary Termination by Executive. If (i) the Company terminates Executive’s employment for Cause, or (ii) Executive voluntarily terminates Executive’s employment without Good Reason, then the Company shall pay to Executive his Accrued Compensation through the date Executive’s employment terminates within the time period permitted by applicable law. For the avoidance of doubt, in connection with such a termination prior to the third anniversary of the Start Date, Executive shall be required to repay to the Company all or a portion of the Sign-On Bonus as and in the manner specified in Section 4(d).

(c) Termination by the Company Without Cause or by Executive for Good Reason Within 12 Months After the Start Date. If Executive’s employment is terminated prior to a “Change in Control” (as defined in Schedule A) and within twelve (12) months following the Start Date, (i) by the Company without Cause and for a reason other than Executive’s Death or Disability, or (ii) by Executive for Good Reason, then the Company shall pay to Executive within 30 days after the Executive’s termination ( with the payment date during such 30 day period to be determined by the Company in its sole discretion Executive’s Accrued Compensation, and a pro rata portion of Executive’s target annual cash incentive award established for the fiscal year in which Executive’s employment terminates (based on the number of days of Executive’s actual service to the Company during such fiscal year), and

(1) for up to eighteen (18) months after such termination, to the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to COBRA after Executive’s termination of employment, the Company will provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s covered dependent(s) so that Executive and Executive’s covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company; and

(2) the equity awards granted to Executive pursuant to Sections 4(c)(1), (2) and (3), but no other equity incentives held by Executive on the date Executive’s employment terminates, will become fully vested as of the date Executive’s employment terminates (assuming the target level of performance for the Performance Shares). Additionally, following such termination of employment, Executive shall not be required to repay the Sign On Bonus.

(d) Termination by the Company Without Cause or by Executive for Good Reason Prior to Change in Control or More Than 12 Months After a Change in Control. If Executive’s employment is terminated more than 12 months after the Start Date and prior to a “Change in Control” (as defined in Schedule A), or more than 12 months after the date on which a Change in Control occurs, (i) by the Company without Cause and for a reason other than Executive’s Death or Disability, or (ii) by Executive for Good Reason, then the Company shall pay to Executive within 30 days after the Executive’s termination (with the payment date during such 30 day period to be determined by the Company in its sole discretion) Executive’s Accrued Compensation and a pro rata portion of Executive’s target annual cash incentive award established for the fiscal year in which Executive’s employment terminates (based on the number of days of Executive’s actual service to the Company during such fiscal year), and

(1) the Company shall pay to Executive cash payment equal to one (1) time Executive’s then current Annual Base Salary, payable in equal monthly installments over a period of twelve (12) months after the date Executive’s employment terminates;

(2) for up to eighteen (18) months after such termination, to the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to COBRA after Executive’s termination of employment, the Company will provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s covered dependent(s) so that Executive and Executive’s covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company;

(3) the equity awards granted to Executive pursuant to Sections 4(c)(1), (2) and (3) will become fully vested as of the date Executive’s employment terminates (assuming the target level of performance for the Performance Shares);

(4) outstanding equity incentive awards held by Executive (other than the equity awards granted to Executive pursuant to Sections 4(c)(1), (2) and (3) and any other Performance Shares) and all of Executive’s benefits under the Executive Capital Accumulation Plan at the time of Executive’s termination that would have vested in the twelve (12) months following the date Executive’s employment terminates (in each case, as if such incentives and benefits permitted proportionate vesting in monthly increments rather than any longer increment) will become fully vested as of the date Executive’s employment terminates and, to the extent applicable, shall remain exercisable until the date that is the earlier of (x) two (2) years after the date Executive’s employment terminates and (y) its originally scheduled expiration date; and

(5) other than with respect to the Performance Shares granted to Executive pursuant to Section 4(c)(3)), Executive shall receive a number of Performance Shares and/or a payout under any long-term performance-based cash incentive program (as applicable) equal to the product of (A) the Performance Shares and/or cash award that would have been earned if Executive had served the Company for the entirety of any open performance period at the time of Executive’s termination of employment and the Company’s performance during such period had been at the target level of performance, and (B) a fraction, (x) the numerator of which fraction shall be the sum of (i) the number of days of Executive’s employment during any such performance period and (ii) 365 (provided that the numerator shall not exceed the number of days in the applicable performance period) and (y) the denominator of which fraction shall be the number of days in the applicable performance period (as determined in the sole discretion of the Compensation Committee). Additionally, following such termination of employment, Executive shall not be required to repay the Sign On Bonus.

(e) Following a Change in Control, Termination by the Company Without Cause or by Executive for Good Reason. If a Change in Control occurs and, within 12 months after the date on which the Change in Control occurs, Executive’s employment is terminated (i) by the Company without Cause or (ii) by Executive for Good Reason, then the Company shall pay to Executive within 30 days after the Executive’s termination (with the payment date during such 30 day period to be determined by the Company in its sole discretion) Executive’s Accrued Compensation and a pro rata portion of Executive’s target annual cash incentive award established for the fiscal year in which Executive’s employment terminates (based on the number of days of Executive’s actual service to the Company during such fiscal year), and

(1) the Company shall pay to Executive, in the aggregate, cash payments equal to the sum of one (1) time Executive’s then current Annual Base Salary and one (1) time Executive’s target bonus, payable in equal monthly installments over a period of twelve (12) months after the date Executive’s employment terminates;

(2) for up to eighteen (18) months after such termination, to the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to COBRA after Executive’s termination of employment, the Company will provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s dependent(s) so that Executive and Executive’s covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company; for the six (6) months thereafter, if continuing coverage under the Company’s group health plan(s) is not available under COBRA, upon the written request of Executive at any time prior to or during such six (6) month period, the Company will seek to secure continuing coverage for Executive and/or Executive’s covered dependent(s) under the Company’s group health plan(s), or if such coverage is unavailable, substantially similar coverage through an alternative health plan provider, and in either case, if such coverage is obtained, the Company will reimburse Executive and Executive’s covered dependent(s) for a portion of the cost of such coverage equal to the amount that the Company would have paid Executive and Executive’s covered dependents had Executive and Executive’s covered dependent(s) been eligible for COBRA coverage and the Company was obligated to provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s dependent(s) so that Executive and Executive’s covered dependent(s) could enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company;

(3) all outstanding equity incentive awards held by Executive and all of Executive’s benefits under the Executive Capital Accumulation Plan at the time of

Executive’s termination (but expressly excluding Performance Shares, including the Performance Shares granted pursuant to Section 4(c)(3)) will become fully vested and, to the extent applicable, shall remain exercisable until the date that is the earlier of (x) two (2) years after the date Executive’s employment terminates and (y) its originally scheduled expiration date;

(4) Executive shall receive a number of Performance Shares and/or a payout under any long-term performance-based cash incentive program (as applicable) equal to the product of (A) the Performance Shares and/or cash award that would have been earned if Executive had served the Company for the entirety of any open performance period at the time of Executive’s termination of employment and the Company’s performance during such period had been the Company’s actual performance for the entire performance period, and (B) a fraction, (x) the numerator of which fraction shall be the number of days of Executive’s employment during any such performance period prior to the date of the Change in Control and (y) the denominator of which fraction shall be the number of days in the applicable performance period (as determined in the sole discretion of the Compensation Committee); and

(5) Executive shall receive a number of Performance Shares and/or a payout under any long-term performance-based cash incentive program (as applicable) equal to the product of (A) the Performance Shares and/or cash award that would have been earned if Executive had served the Company for the entirety of any open performance period at the time of Executive’s termination of employment and the Company’s performance during such period had been at the target level of performance, and (B) a fraction, (x) the numerator of which fraction shall be the number of days between the effective date of the Change in Control and the end of the applicable performance period and (y) the denominator of which fraction shall be the number of days in the applicable performance period (as determined in the sole discretion of the Compensation Committee). Additionally, following such termination of employment, Executive shall not be required to repay the Sign On Bonus.

(f) Termination by the Company upon Expiration of the Term. If Executive’s employment is terminated by the Company without Cause upon the expiration of the Term (and after notice of non-renewal has been given in accordance with Section 2), then the Company shall pay to Executive within the time period permitted by applicable law Executive’s Accrued Compensation, and, subject to Executive’s provision of transition services to the Company for a period of three months following the expiration of the Term (during which three-month period Executive would be entitled to continued pay at his Annual Base Salary rate and participation in the Company’s welfare benefit plans, but no addition bonus or equity compensation),

(1) the Company shall pay to Executive cash payment equal to one (1) time Executive’s then current Annual Base Salary, payable in equal monthly installments over a period of twelve (12) months after the date Executive’s employment terminates;

(2) for up to eighteen (18) months after such termination, to the extent Executive and/or Executive’s covered dependent(s) continue to participate in the Company’s group health plan(s) pursuant to COBRA after Executive’s termination of employment, the Company will provide reimbursement of COBRA coverage premiums paid by Executive and Executive’s covered dependent(s) so that Executive and Executive’s covered dependent(s) enjoy coverage at the same benefit level and to the same extent and for the same effective contribution, if any, as participation is available to other executive officers of the Company;

(3) the equity awards granted to Executive pursuant to Sections 4(c)(1), (2) and (3) will become fully vested as of the date Executive’s employment terminates (assuming the target level of performance for the Performance Shares);

(4) outstanding equity incentive awards held by Executive (other than the equity awards granted to Executive pursuant to Sections 4(c)(1), (2) and (3) and any other Performance Shares) and all of Executive’s benefits under the Executive Capital Accumulation Plan at the time of Executive’s termination that would have vested in the twelve (12) months following the date Executive’s employment terminates (in each case, as if such incentives and benefits permitted proportionate vesting in monthly increments rather than any longer increment) will become fully vested as of the date Executive’s employment terminates and, to the extent applicable, shall remain exercisable until the date that is the earlier of (x) two (2) years after the date Executive’s employment terminates and (y) its originally scheduled expiration date; and

(5) other than with respect to the Performance Shares granted to Executive pursuant to Section 4(c)(3)), Executive shall receive a number of Performance Shares and/or a payout under any long-term performance-based cash incentive program (as applicable) equal to the product of (A) the Performance Shares and/or cash award that would have been earned if Executive had served the Company for the entirety of any open performance period at the time of Executive’s termination of employment and the Company’s performance during such period had been at the target level of performance, and (B) a fraction, (x) the numerator of which fraction shall be the sum of (i) the number of days of Executive’s employment during any such performance period and (ii) 365 (provided that the numerator shall not exceed the number of days in the applicable performance period) and (y) the denominator of which fraction shall be the number of days in the applicable performance period (as determined in the sole discretion of the Compensation Committee). Additionally, following such termination of employment, Executive shall not be required to repay the Sign On Bonus.

(g) Other Programs. Except as otherwise provided in this Agreement, Executive’s entitlements under applicable plans and programs of the Company following termination of Executive’s employment will be determined under the terms of those plans and programs.

(h) Conditions to Receipt of Benefits Under Section 6. Notwithstanding anything in this Agreement to the contrary, other than the payment of Executive’s Accrued Compensation through the date of termination of Executive’s employment, Executive shall not be entitled to any termination payments or benefits under this Section 6 unless and until Executive executes and delivers to the Company, within forty-five (45) days of the date of termination of Executive’s employment, a unilateral general release of all known and unknown claims against the Company and its officers, directors, employees, agents and affiliates in a form acceptable to the Company as set for forth in Exhibit A attached hereto, other than enforcement of this Agreement and other than with respect to vested rights provided under any compensation or benefit plan or rights to indemnification under any Company document and such release becomes fully effective and irrevocable under applicable law. Additionally, Executive shall not be entitled to termination payments and benefits under this Section 6 on or after the date, if any, during the twelve (12) months following the date Executive’s employment terminates (the “Restricted Period”), that Executive (1) breaches or otherwise fails to comply with any of Executive’s obligations under Section 9(a) or Section 10 under this Agreement, or (2) Executive elects to, directly or indirectly, (a) own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of any of the following: Heidrick & Struggles, Manpower, Kelly Services, Spencer Stuart, Russell Reynolds, Egon Zender, CT Partners and/or Spherion (each a “Listed Entity”) provided that the foregoing shall not be applicable to the ownership of not more than 1% of the publicly traded equity securities of any of the foregoing or to the indirect ownership of any of the foregoing through the ownership of mutual funds; or (b) request or advise any of the clients, vendors or other business contacts of the Company with which Executive had contact while employed by the Company to withdraw, curtail, cancel or not increase their business with the Company. Executive agrees to notify the Company of each employment or consulting engagement he accepts during the Restricted Period (including the name and address of the hiring party) and will, upon request by the Company, describe in reasonable detail the nature of his duties in each such position.

(i) Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth herein:

(1) “Accrued Compensation” means, as of any date, the amount of any unpaid Base Salary and annual cash incentive award earned by Executive through the date of Executive’s death or the termination of Executive’s employment (it being understood and agreed that no portion of the Guaranteed Bonus described in Section 4(b) payable during a fiscal year shall be deemed earned unless Executive was employed with the Company as of the last day of such fiscal year).

(2) “Cause” shall mean (a) conviction of any felony or other crime involving fraud, dishonesty or acts of moral turpitude or pleading guilty or nolo contendere to such charges, but excluding in any event, vicarious liability or motor vehicle infractions, or (b) reckless or willful behavior or conduct done in bad faith that causes or is reasonably likely to cause the Company material harm or injury or exposes or is reasonably likely to expose the Company to any material civil, criminal or administrative liability, or (c) any material misrepresentation or false statement made by Executive in any application for employment, employment history, resume or other document submitted to the Company, either before, during or after employment.

(3) “Disability” means any physical or mental condition or impairment which prevents Executive from performing the principal functions of Executive’s duties with the Company that can be expected to result in death or that has lasted or can be expected to last for a period of 60 consecutive days or for shorter periods aggregating 120 days in any consecutive 12 month period, with such determination to be based in part on the medical assessment of an approved medical doctor. For this purpose, an approved medical doctor shall mean a medical doctor selected by the Company and Executive. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third medical doctor who shall be the approved medical doctor for this purpose.

(4) Executive shall be deemed to have “Good Reason” to terminate his employment hereunder if, without Executive’s prior written consent, (A) the Company materially reduces Executive’s title, duties or responsibilities as Chief Financial Officer, or removes him, (B) the Company reduces Executive’s then current Base Salary or target award opportunity under the Company’s annual and/or long-term incentive compensation program(s) (in each case, other than as part of an across-the-board reduction (other than relating to Base Salary within the first 12 months of the Term) applicable to all “named executive officers” of the Company (as defined under Item 402 of Regulation S-K and to the extent employed by the Company at that time) and/or other than as a result of the exercise of the Compensation Committee’s discretion with respect to the long-term incentive compensation program contemplated by Section 4(c)(4)), or (C) Executive’s primary location of business is moved by more than 50 miles (other than in connection with a move of the Company’s corporate headquarters). Prior to terminating for Good Reason, the Executive shall be required to provide the Company with 30 days advanced written notice of his intention to terminate employment for Good Reason, but the Company shall be permitted to cure any events giving rise to such Good Reason during such 30 day period, after which, if such event remains uncured, the Executive’s employment must terminate within 30 days.

7. Section 409A Compliance.

(a) General. Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that (a) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement in connection with Executive’s termination of employment would constitute deferred compensation subject to the rules of Internal Revenue Code Section 409A (“Section 409A”), and (b) that Executive is a “specified employee” under Section 409A, then only to the extent required to avoid the Executive’s incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the earlier of Executive’s death or the date which is six (6) months after Executive’s “separation from service” within the meaning of Section 409A. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive the foregoing payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. For purposes of Section 409A of the Code, each right to receive payment hereunder shall be treated as a right to receive a series of separate payments and, accordingly, any installment payment shall at all times be considered a separate and distinct payment. Anything in this Agreement to the contrary notwithstanding, the terms of this Agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A the regulations promulgated thereunder so as not to subject the Executive to the payment of any tax penalty or interest which may be imposed by Section 409A of the Code and the Company shall have no right to accelerate or make any payment under this Agreement except to the extent such action would not subject the Executive to the payment of any tax penalty or interest under Section 409A.

(b) Reimbursements. Any reimbursements made or in-kind benefits provided under this Agreement shall be subject to the following conditions: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided in any one taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other taxable year of the Executive and the amount of expenses eligible for reimbursement shall be limited to expenses actually incurred; (ii) the reimbursement of any expense shall be made each calendar quarter but not later than the last day of the Executive’s taxable year following the Executive’s taxable year in which the expense was incurred (unless this Agreement specifically provides for reimbursement by an earlier date); and (iii) the right to reimbursement of an expense or payment of an in-kind benefit shall not be subject to liquidation or exchange for another benefit. In addition, with respect to any reimbursement made for expenses for COBRA continuation coverage purchased by the Executive, it is intended that any such reimbursements shall be exempt from Section 409A of the Code pursuant to Section 1.409A-1(b)(9)(v)(B) of the Regulations. The Executive’s right to reimbursements under this Agreement shall be treated as a right to a series of separate payments under Section 1.409A-2(b)(2)(iii) of the Regulations.

(c) Exemptions. It is intended that payments made under this Agreement due to the Executive’s termination of employment which are paid on or before the 15th day of the third month following the end of the Executive’s taxable year in which his termination of employment occurs shall be exempt from compliance with Section 409A of the Code pursuant to the exemption for short-term deferrals set forth in Section 1.409A-1(b)(4) of the Regulations (the “Exempt Short-Term Deferral Payments”); and that payments under this Agreement, other than Exempt Short-Term Deferral Payments, that are made on or before the last day of the second taxable year following the taxable year in which the Executive terminates employment in an aggregate amount not exceeding two times the lesser of: (i) the sum of the Executive’s annualized compensation based on his annual rate of pay for the taxable year preceding the taxable year in which he terminates employment (adjusted for any increase during that year that was expected to continue indefinitely if he had not terminated employment); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive terminates employment shall be exempt from compliance with Section 409A of the Code pursuant to the exception for payments under a separation pay plan as set forth in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations. If, under the terms of this Agreement, it is possible for a payment that is subject to Section 409A to be made in two separate taxable years, payment shall be made in the later taxable year.

8. No Mitigation; No Offset. Executive will have no obligation to seek other employment or to otherwise mitigate the Company’s obligations to Executive arising from the termination of Executive’s employment, and no amounts paid or payable to Executive by the Company under this Agreement shall be subject to offset for any remuneration in which Executive may become entitled from any other source after Executive’s employment with the Company terminates, whether attributable to subsequent employment, self-employment or otherwise except that subsequent employment during the term of this Agreement with an employer providing employee welfare benefit plans shall result in an offset against employee welfare benefits payable by the Company hereunder to the extent of the benefits paid by the new employer.

9. Confidential Information; Cooperation with Regard to Litigation.

(a) Nondisclosure of Confidential Information. During Executive’s employment and thereafter, Executive will not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business in the performance of Executive’s duties hereunder to a person who, to Executive’s knowledge, is obligated to keep such information confidential) or make use of any Confidential Information (as defined below) except in the performance of Executive’s duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or any of its Affiliates (as defined below) or by any administrative or legislative body (including a committee thereof) that requires Executive to divulge, disclose or make accessible such information. If Executive is so ordered, to divulge Confidential Information, he will give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

(b) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means information concerning the business of the Company or any corporation or other entity that, directly or indirectly, controls, is controlled by or under common control with the Company (an “Affiliate”) relating to any of its or their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (1) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (2) regarding the Company’s business or industry properly acquired by Executive in the course of Executive’s career as an executive in the Company’s industry and independent of Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Affiliate shall be deemed to be known or available to the public and not to be Confidential Information.

(c) Cooperation in Litigation. Executive will cooperate with the Company, during Executive’s employment (and following Executive’s termination of employment for any reason for a period of three years thereafter), by making Executive reasonably available to testify on behalf of the Company or any Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to reasonably assist the Company or any such Affiliate in any such action, suit, or proceeding by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any such Affiliate, as reasonably requested; provided, however, that the same does not materially interfere with Executive’s then current professional activities. The Company will reimburse Executive for all expenses reasonably incurred by Executive in connection with Executive’s provision of testimony or assistance (including the fees of any counsel that may be retained by Executive). In addition, if such assistance is provided after Executive’s termination of employment, the Company will pay Executive a per diem rate of $2,000.

10. Nonsolicitation. Executive shall not induce or solicit, directly or indirectly, any employee of or consultant to the Company or any Affiliate to terminate such person’s employment or consulting engagement with the Company or any Affiliate during Executive’s employment under this Agreement and for a period of 12 months following the termination of Executive’s employment under this Agreement.

11. Remedies. If Executive commits a material breach of any of the provisions contained in Sections 9 and 10 above, then the Company will have the right to seek injunctive relief. Executive acknowledges that such a breach of Section 9 or 10 could cause irreparable injury and that money damages may not provide an adequate remedy for the Company. Nothing contained herein will prevent Executive from contesting any such action by the Company, among other reasons, on the ground that no violation or threatened violation of either such section has occurred.

12. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 11, shall be resolved by binding arbitration, to be held in Los Angeles, California in accordance with the rules and procedures of the JAMS. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses. Notwithstanding the foregoing, if any applicable law requires different or additional rules or procedures to be applied in order for this Agreement to arbitrate to be enforceable, or prohibits any expense allocation provided herein, such rules or procedures shall take precedence and such prohibitions shall be a part of this Agreement to the extent necessary to render this Agreement enforceable. In no event shall the Executive be required to reimburse the Company for any of the costs and expenses relating to litigation or other proceeding under this Section 12. The obligation of the Company under this section shall survive the termination for any reason of Executives employment by the Company (whether such termination is by the Company or by the Executive).

13. Indemnification.

(a) Company Indemnity and Insurance. If Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any Affiliate or was serving at the request of the Company or any Affiliate as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, then the Company will indemnify Executive and hold Executive harmless to the fullest extent legally permitted or authorized by the Company’s articles of incorporation, certificate of incorporation or bylaws or resolutions of the Company’s Board to the extent not inconsistent with state laws, against all costs, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, except to the extent attributable to Executive’s gross negligence or fraud, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, officer, employee or agent of the Company or Affiliate and shall inure to the benefit of Executive’s heirs, executors and administrators. The Company will advance to Executive all reasonable costs and expenses to be incurred by Executive in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined by a court or arbitrator under Section 12 hereof that he is not entitled to be indemnified against such costs and expenses. The provisions of this section shall not be deemed exclusive of any other rights of indemnification to which Executive may be entitled or which may be granted to Executive and shall be in addition to any rights of indemnification to which he may be entitled under any policy of insurance.

(b) No Presumption Regarding Standard of Conduct. Neither the failure of the Company (including its Board, independent legal counsel or shareholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under the preceding subsection (a) of this section that indemnification of Executive is proper because Executive has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or shareholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct.

(c) Liability Insurance. The Company will continue and maintain a directors and officers liability insurance policy covering Executive to the extent the Company provides such coverage for any of its other senior executive officers.

14. Expenses of Counsel for Executive. The Company shall reimburse Executive for his actual legal and other expenses incurred in connection with the negotiation, execution and delivery of this Agreement, up to a maximum of $20,000.

15. Assignment; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred to the successor of the Company or its business if the assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive’s rights to compensation and benefits, which may be transferred only by will or operation of law, except as otherwise specifically provided or permitted hereunder.

16. Representations. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any Agreement between it and any other person, firm or organization. Executive represents and warrants that there is no legal or other impediment which would prohibit Executive from entering into this Agreement or which would prevent Executive from fulfilling Executive’s obligations under this Agreement.

17. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

18. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

19. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

20. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

21. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of California without reference to principles of conflict of laws.

22. Counterparts and Facsimile. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Any such counterpart may contain one or more signature pages. A copy of this Agreement executed by any party and transmitted by facsimile shall be binding upon the parties as if executed and delivered in person.

23. Notices. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address of the party indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:	KORN/FERRY INTERNATIONAL
1900 Avenue of the Stars, Suite 2600
Los Angeles, CA 90067
Attention: Corporate Secretary

If to Executive:

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement on the date first above written.

The Company:	KORN/FERRY INTERNATIONAL

/s/ Gary D. Burnison
By: Gary D. Burnison
Its: Chief Executive Officer

Executive:	ROBERT ROZEK

/s/ Robert Rozek

SCHEDULE A

DEFINITION OF CHANGE IN CONTROL

For purposes of the foregoing Agreement, a “Change in Control” shall mean any of the following:

(a) an acquisition by any Person (excluding one or more Excluded Persons) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) or a pecuniary interest (as defined in Section 16a-1(a)(2) of the Exchange Act) in (either comprising “ownership of”) more than 30% of the Common Stock of the Company or voting securities entitled to then vote generally in the election of directors (“Voting Stock”) of the Company, after giving effect to any new issue in the case of an acquisition from the Company; or

(b) consummation of merger, consolidation, or reorganization of the Company or of a sale or other disposition of all or substantially all of the Company’s consolidated assets as an entirety (collectively, a “Business Combination”), other than a Business Combination (1) in which all or substantially all of the holders of Voting Stock of the Company hold or receive directly or indirectly more than 50% of the Voting Stock of the entity resulting from the Business Combination (or a parent company), and (2) after which no Person (other than any one or more of the Excluded Persons) owns more than 30% of the Voting Stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that percentage of the Voting Stock of the Company immediately before the Business Combination, and (3) after which one or more Excluded Persons own an aggregate amount of Voting Stock of the resulting entity owned by any Persons who (i) own more than 5% of the Voting Stock of the resulting entity, (ii) are not Excluded Persons, (iii) did not own directly or indirectly at least the same percentage of the Voting Stock of the Company immediately before the Business Combination, and (iv) in the aggregate own more than 30% of the Voting Stock of the resulting entity; or

(c) approval by the Board of Directors of the Company and (if required by law) by shareholders of the Company of a plan to consummate the dissolution or complete liquidation of Korn/Ferry International; or

(d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors (excluding any new director designated by a person who has entered into an agreement or arrangement with Korn/Ferry International to effect a transaction described in clause (a) or (b) of this definition) whose appointment, election, or nomination for election was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved (all such directors, “Incumbent Directors”), cease for any reason to constitute a majority of the Board; provided that for purposes of this clause (d), any directors elected at any time during 1999 shall be deemed to be Incumbent Directors.

Notwithstanding the above provisions in this Schedule A, no Change in Control shall be deemed to have occurred if a Business Combination, as described in paragraph (b) above, is effected and a majority of the Incumbent Directors, through the adoption of a Board resolution, determines that, in substance, no Change in Control has occurred.

The “Company” means Korn/Ferry International, a Delaware corporation, its successors, and/or its Subsidiaries, as the context requires.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Person” means

(i) the Company; or

(ii) any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act; or

(iii) any employee benefit plan of the Company; or

(iv) any affiliates (within the meaning of the Exchange Act), successors, or heirs, descendants or members of the immediate families of the individuals identified in part (ii) of this definition.

“Person” means an organization, a corporation, an individual, a partnership, a trust or any other entity or organization, including a governmental entity and a “person” as that term is used under Section 13(d) or 14(d) of the Exchange Act.

Exhibit A

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (this “Agreement”) is entered into between [Name] (“Employee”) and Korn/Ferry International, a Delaware corporation (“Company”) and is dated as of [                    , 20    ].

In consideration of the mutual covenants undertaken and releases contained in this Agreement, Employee and Company hereby acknowledge and agree as follows:

1. Separation. Employee’s last day of employment with the Company shall be [                    ], 20    ] (the “Separation Date”). Employee’s coverage under the Company’s medical and dental benefit plans will terminate 30 days after the Separation Date. Employee shall have the option to convert and continue Employee’s medical and dental benefits coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and will be reimbursed in accord with the terms of Employee’s Employment Agreement dated February __, 2012 (the “Employment Agreement”). Information regarding Employee’s medical and dental benefits continuation rights under COBRA (including costs for such coverage) will be provided to Employee in a separate letter.

2. Severance. Notwithstanding Employee’s separation with the Company, and conditioned upon Employee’s execution of and compliance with this Agreement, Employee shall receive an aggregate severance payment in a gross amount equal to $[            ] (the “Total Severance Amount”), which will be paid in [    ] semi-monthly installments on regular Company payroll intervals, less federal, state, and local income taxes, and any other applicable withholdings and authorized deductions (each such semi-monthly payment is referred to herein as a “Severance Payment” and the due date of each such Severance Payment is referred to herein as a “Payment Date”), beginning on the first regular Company payroll interval after the Revocation Period (as defined below). No Severance Payment shall have been earned by the Employee unless all of the conditions set forth in this Agreement have been satisfied as of the Payment Date applicable to such Severance Payment.

3. No Other Compensation Except for Earned Compensation Through Separation Date and Vested Benefits Under Benefit Plans. Employee acknowledges and agrees that as of the Separation Date, except as otherwise expressly provided in this Agreement, Employee shall not be entitled to receive or be eligible for any payments, severance or sums from the Company under any offer letter, employment agreement, plan or otherwise with respect to Employee’s employment with the Company and/or the termination of Employee’s employment with the Company, and no compensation, severance or other benefits shall accrue beyond the Separation Date; provided, however, that (a) Employee is entitled to receive all compensation actually earned by Employee through the Separation Date; and (b) Employee will receive such vested benefits as Employee may be entitled to receive under any benefit plan or program of the Company with respect to which Employee is a participant as of the Separation Date, in accordance with and subject to the terms and conditions of such plans and programs.

4. Offset for Personal Charges on Corporate Credit Cards. To the extent that Employee has any unpaid balances from any Company corporate credit card as of the Separation Date which the Company is not required to pay or reimburse under the Company’s business

1

expense policy in effect as of the Separation Date, Employee hereby authorizes the Company (to the fullest extent permitted by applicable law) to apply and offset any and all such unpaid balances against any sums otherwise payable or reimbursable to Employee, and agrees to execute any additional forms/documents necessary to allow the Company to do so.

5. Surviving Covenants. Under this Agreement, the term “Surviving Covenants” shall mean and include all of the following: (a) all obligations of Employee under that certain “Agreement to Protect Confidential Information” signed by Employee, attached as Exhibit A; (b) all obligations of Employee under provisions relating to the non-solicitation of clients and employees after termination of employment which are contained in any written offer letter or written employment agreement signed by Employee prior to the Separation Date and which are valid and enforceable under applicable law, attached as Exhibit B; (c) all obligations of Employee under any and all written policies of the Company which are expressly binding on the Company’s employees as of the Separation Date after termination of employment; and (d) all obligations applicable to Employee under any benefit plan or program of the Company with respect to which Employee is a participant as of the Separation Date, as set forth in such plans and benefits, to the extent such obligations are stated to or otherwise intended to apply after termination of employment. Employee acknowledges and agrees that all of the Surviving Covenants shall remain in full force and effect after the execution and delivery of this Agreement and after the Separation Date in accordance with their respective terms.

6. Compliance with Agreement; Return of Property. Employee acknowledges and agrees that as a condition precedent to the payment of the Total Severance Amount and any Severance Payment, from the date of execution of this Agreement by Employee through each Payment Date, (a) Employee must comply and remain in compliance with all of Employee’s obligations under this Agreement and all of Employee’s obligations under the Surviving Covenants; and (b) by the Separation Date, must return to the Company all Company documents (whether prepared by the Company, the Company’s affiliates, the Employee, or a third party) in any form including, but not limited to, electronic, digital, and paper form (and all copies thereof) and other Company property which the Employee has had in Employee’s possession or under Employee’s control. Employee agrees not to keep any Company documents in Employee’s possession or under Employee’s control, re-create any Company documents, or deliver any Company documents to any third party. The items that fall within the scope of this Paragraph 6 are defined broadly to include, but are not limited to, any materials relating to the Company or any of its subsidiaries or affiliates or any of their businesses or property, including, but not limited to, files, notes, drawings, charts, graphs, lists, databases, database entries or reports (including any entries, information, or reports from the Searcher database), compilations of information, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, personal digital assistants, mobile telephones, electronic storage devices, credit cards, entry cards, identification badges and keys); and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Employee represents and warrants that Employee has not retained, or delivered to any person or entity (including Employee by means of a Company or personal or other non-Company e-mail account owned or used by Employee), copies of any items that fall within the scope of this Paragraph 6 or permitted any copies of such materials to be made by any other person or entity.

2

7. General Release. Except for those obligations of Company under this Agreement and provided, however, that nothing herein shall release the Company or any Releasees obligations to Employee under the Employment Agreement (to the extent such obligations survive Employee’s termination of employment pursuant to the terms of the Employment Agreement), Employee, on behalf of Employee and Employee’s dependents, successors, heirs, assigns, agents, and executors (collectively, the “Releasors”), hereby releases and discharges and covenants not to sue, to the maximum extent permitted by law, the Company and its predecessors, successors, subsidiaries, parents, branches, divisions, and other affiliates, and each of their current and former directors, officers, employees, shareholders, representatives, attorneys, successors and assignees, past and present, and each of them (individually and collectively, “Releasees”) from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, concealed or hidden (collectively, “Claims”), of any kind whatsoever, including, without limitation, any Claims arising out of or in any way connected with Employee’s employment relationship with or separation from, Company, any Claims for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, any benefits arising from any ERISA benefit plan, workers’ compensation or disability, and any other Claims resulting from any act or omission by or on the part of Releasees committed or omitted prior to the Separation Date, including by way of example only, any Claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and the rules and regulations promulgated thereunder (“ADEA”), the Family and Medical Leave Act, the California Fair Employment and Housing Act, or any other federal, state or local law, regulation or ordinance. This release does not prevent Employee from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that Employee waives any right to receive any monetary award resulting from such a charge or investigation, including, without limitation, interest, penalties, fines, and attorneys’ fees.

8. ADEA Waiver. Employee expressly acknowledges and agrees that, by entering into this Agreement, Employee is knowingly and voluntarily waiving any and all rights or claims that Employee may have arising under the ADEA, which have arisen on or before the effective date of the Agreement. Employee further expressly acknowledges and agrees that:

(i)	in return for the releases provided for in this Agreement, Employee will receive value beyond that which Employee was already entitled to receive before entering into this Agreement;

(ii)	Employee was advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(iii)	Employee has been given a period of 21 days within which to consider this Agreement before signing it, and that in the event Employee executes the Agreement before the full 21 days, Employee does so knowingly and voluntarily and with the intention of waiving any remaining time in that 21 day period; and

(iv)	Employee was informed that he has seven days following the date of execution of this Agreement in which to revoke the Agreement (the “Revocation Period”). This Agreement shall not become effective or enforceable until the Revocation Period has expired and Employee has not revoked the Agreement. To be effective, such revocation must be in writing and hand delivered to the persons identified in Paragraph 13 below within the Revocation Period.

3

Nothing herein shall prevent Employee from seeking a judicial determination as to the validity of the release provided in this Agreement, with regard to age discrimination claims consistent with the ADEA.

9. California Civil Code Section 1542. The Employee’s release of Claims set forth in this Agreement is intended to be effective as a bar to all Claims as stated therein, whether known and unknown. Accordingly, Employee hereby expressly waves any rights and benefits, including those which Employee does not know or suspect to exist in Employee’s favor at the time of executing this release, which if known by Employee might have materially affected Employee’s decision to enter into this Agreement with the Company. Employee expressly waives Employee’s rights under Section 1542 of the California Civil Code which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

10. No Claims Assigned or Filed. Employee represents and warrants that Employee has not assigned or transferred to any person, firm or entity not a party to this Agreement any of the Claims released pursuant this Agreement. Employee further represents and warrants that neither Employee nor any person, firm or entity acting on Employee’s behalf or for Employee’s benefit has filed any complaints, charges, or lawsuits with any court or government agency, or commenced any arbitration proceeding, relating to any of the Claims released pursuant to this Agreement.

11. Confidentiality. Employee agrees to keep the terms of this Agreement strictly confidential; provided, however, Employee shall have the right to disclose the terms of this Agreement to Employee’s professional advisors and family members, or otherwise as may be necessary in order to comply with applicable law and applicable regulatory requirements or in any judicial or arbitration proceedings.

12. Non-Disparagement. Employee will not disparage, ridicule or criticize any of the Releasees, or make any remarks or statements that could reasonably be construed as disparaging, ridiculing or criticism of any of the Releasees; provided, however, that the foregoing shall not prohibit Employee from giving truthful testimony in any legal proceeding pending before any agency or court of the United States or state government or in any arbitration proceeding relating to this Agreement.

4

13. Notices. Any notices, requests, or other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by Federal Express or overnight delivery, return receipt requested, and addressed to the address of the respective party stated below or to such changed address as such party may have fixed by like notice similarly given:

To Company:	Linda L. Hyman Senior Vice President – Global Human Resources Korn/Ferry International 1900 Avenue of the Stars Suite 2600 Los Angeles, California 90067

To Employee:	[Insert Employee Name and Address]

13. Miscellaneous. This Agreement shall be governed by, interpreted under and enforced, in accordance with the laws of the State of [California/New York], excluding such state’s conflict of laws principles. If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable. This Agreement and the attached exhibits constitute the entire Agreement of the parties and supersedes all prior negotiations and all agreements, whether written or oral. This Agreement may be modified only by a writing signed by all of the parties to this Agreement. No waiver of any provision in this Agreement shall be binding unless in writing and signed by the party waiving the breach. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. This Agreement is binding on and enforceable against the heirs, successors and assigns of Employee and the Company. This Agreement is not and shall not be construed as an indication that the Company or Employee may have engaged in any wrongful conduct. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

5

14. Agreement Freely Entered Into. Employee has read and understands this Agreement and voluntarily signs it without coercion, acknowledging that the benefits described in this Agreement are adequate and the only consideration for this Agreement. Employee confirms that no promise or inducement not contained herein has been offered or made to cause the Employee to sign this Agreement. Employee also acknowledges that the Company has advised the Employee that Employee has the right and opportunity to have Employee’s own legal counsel review this Agreement and represent Employee in connection with this Agreement, and that the Company has also recommended that the Employee so engage Employee’s own legal counsel in connection with this Agreement. If Employee has elected not to engage Employee’s own legal counsel in connection with this Agreement, Employee acknowledges, represents and warrants that such election was made by Employee alone, in Employee’s discretion, and without any coercion or pressure from the Company. The undersigned Employee declares under penalty of perjury that the foregoing is true and correct.

EXECUTED as of                     ,         , 20__, at                     .

KORN/FERRY INTERNATIONAL	EMPLOYEE

By:
Name
Its:

NOTE: This Agreement must be signed and returned to the Company, without any alteration, by                     . Any modification or alteration of any terms of this Agreement voids this Agreement in its entirety.

6

ACKNOWLEDGMENT AND WAIVER

I, [Insert Employee’s name], hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of [            ] that the foregoing is true and correct.

EXECUTED on [            ] [            ], 20[    ], at                                     .

[Insert Employee Name]

7